Vialog Corporation Fourth Quarter and January 2001 Conference Call Script
                                  March 5, 2001

                                                                 MARCH 1 VERSION

                                     CHART 1

Kim Mayyasi
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Thank you for joining us this morning. I am Kim Mayyasi, President and CEO. On the call with me are Michael Savage, our CFO and John Dion, Vice President of Finance and Treasurer.

Many of you have joined us through our Vialog.com web site and are viewing presentation charts using Vialog's internet content sharing technology. The audio portion of the call is being streamed over the Internet as well as transmitted over the Public Switched Network using our bridging equipment located in Vialog's Bedford, MA Operations Center. For those of you who can only hear the audio portion of this call --and would like to view today's presentation charts -- log into Vialog.com, click the icon labeled, "View and hear Vialog's earnings call" and follow the simple directions. It is important to note that this form of group communications demonstrates the power of visual content transmitted via the web when combined with traditional audio to perform remote meetings. It is also significant because the underlying internet presentation technology is provided by Astound Inc - an innovator in web presentation software - who recently announced their planned merger with Genesys, S.A. - who is also our merger partner.

However, before I get into my presentation, I'm going to turn the call back to Doug to read our Safe Harbor Statement. I will then bring you up to date on our merger with Genesys, briefly review our accomplishments over the past several months and then Mike will review our fourth quarter and January financial results.

At the end of our presentation, we will take any questions you may have.

Doug...


Doug Broderick
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Good morning. Statements in this conference call that are not based on historical facts may be considered forward-looking statements that involve risks and uncertainties, including but not limited to, changes in the market, the acceptance of new products and services, new products and announcements from other companies, changes in technology, the impact of competitive products and pricing, our dependence on large customer contracts and the successful closing of the proposed acquisition of Vialog by Genesys S.A.. Additional information on the factors that could affect the Company's financial results is included in the Company's 1999 Form 10-K and other Company reports, which are filed with the SEC.

I would also like to remind you that because Genesys has filed to list American Depositary Shares on the Nasdaq stock market to facilitate the merger transaction, Vialog is in a quiet period. Therefore, management may not be able to answer all of your questions.

Kim...


Kim Mayyasi
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Thanks, Doug.

                              CHART 2. THREE THEMES

There are three important themes that I want to share with you this morning. The first is the pending merger with Genesys, SA and what it means to Vialog shareholders. The second is that Vialog management's eight-point strategic plan, put in place 18 months ago, is paying off in expanded margins and increased profitability. We are experiencing this in our results with gross margins growing at approximately three times the rate of our revenues. The third theme is that our new automated products launched last year -- especially Ready-To-Meet -- are hitting their stride.

                            CHART 3. GENESYS PROFILE

On October 1, Vialog entered a definitive agreement to merge with France-based Genesys, SA. This merger combines Vialog, the largest independent conferencing company in the US, with Genesys, the largest conferencing specialist in Europe and Asia-Pac. Vialog's 600 employees will join Genesys' 600 employees to create a global conferencing powerhouse with operations in 17 countries. The new company will have approximately 16,000 customers, including many of the world's most recognized multinationals. Genesys has a track record of high growth - both organically and through acquisition.


                            CHART 4. MERGER BENEFITS

Overall, this merger with Genesys offers many benefits. It creates the world's largest teleconferencing specialist with a global presence. It strengthens Vialog's financial structure by refinancing our debt and leverages Genesys' leadership in the technology area.

                             CHART 5. MERGER TIMING

As you can see by the chart your screen, many steps have been successfully accomplished to obtain the necessary regulatory approvals for the merger -- including Genesys filing the F4 for the ADSs with the SEC on February 12th. Proxies were mailed to Vialog shareholders on February 14. And we've scheduled a shareholders meeting for March 23.

                         CHART 6. POST-MERGER FOOTPRINT

The combined company will have approximately 1200 employees in 17 countries. As you can see on the chart on your screen, 75% of the combined company's revenues will originate in North America. This global footprint will be ideal for our multinational customers and represents a significant revenue opportunity. I have been asked by Genesys to serve as CEO of Genesys' North American operations - which I enthusiastically accepted. Over the past several months, twelve integration teams have been working hard to plan for the merger - so we can hit the ground running once the merger is completed.

                          CHART 7. NEWLY WON CUSTOMERS

Over the past month's Vialog's top-line revenue has been growing as result of increasing demand for our services. As you may remember, we reconfigured our retail sales force one year ago to best focus on business opportunities within the Fortune 2500. Historically, Vialog has been particularly successful targeting companies of this size and we are demonstrating our power as a B2B marketer. In the beginning of 2000, 600 of America's largest 2500 companies were Vialog customers. Over the past four quarters, we have added over 200 additional Fortune 2500 companies to our customer list. That means we have penetrated 30% of our targeted market. While most of these relationships are starting at modest levels in terms of monthly revenue, their growth potential is significant as we further penetrate these young accounts - particularly since many of them are multinationals and ideal prospects for Genesys' multinational footprint. Companies added in the fourth quarter include Caterpillar, Barnes & Noble, U.S. Can, Extended Stay America and Ernst & Young Technologies.

                           CHART 8. FINANCIAL RESULTS

With respect to financial results, we are now realizing the benefits of the strategic plan we put into place in August of 1999 when I joined the company. As you may remember, we improved our margins throughout last year due to the operating efficiencies gained by consolidating our call centers from nine to four in the second half of 1999, and then benefiting from increased scale - especially in areas like our long-distance expenses. We are now entering the next wave of margin enhancement through automating our services. The primary product in this regard is Ready-To-Meet which functions as a virtual conference room that is available 24X7. Demand is very strong for this type of service and automated services have grown to a $18.M annual run rate as of January. It is a high-growth, high-margin line of business that is now 33% of our monthly traffic.

To illustrate the power of automation in driving our bottom line, I want to discuss our January financial results which are largely driven by Ready-To-Meet.

                          CHART 9. JANUARY `01 RESULTS

In January, automated audio services were approximately one-third of our traffic. The rapid adoption of these services is reflected in Vialog's overall revenue growth of 27% over January 2000 to $7.7M. While this revenue growth is impressive, it is in margins where we really see the power of automation. Our gross profit for January was $4.6M - up 43% over the prior January to a healthy gross margin of 60%. This is a several-hundred-basis-point increase from last January's 53% gross margin. EBITDA hit $2.3 million, 30% of revenues - up 68% from last January's $1.4 million.

                CHART 10. 4Q FINANCIAL RESULTS - MINUTES, % AUTOMATED

So now let's turn to our fourth quarter results. Call volumes increased to 89.5M minutes for the quarter with automated audio representing 28.5% of total traffic.

                  CHART 11. 4Q FINANCIAL RESULTS - GROWTH %, REVENUE

Revenue for the fourth quarter was $19.8 million which is consistent with historical growth trends.

                    CHART 12. 4Q FINANCIAL RESULTS - GROSS MARGIN

Our gross margins for the fourth quarter were 56 % - which, while strong, is down from 3Q's record-level of 58%. This was due to the faster than anticipated migration of traffic to lower price per minute automated services that resulted in our operations centers being temporarily overstaffed during the fourth quarter. This trend was identified early in the quarter and staff was realigned
- resulting in the gross margins of 60% in January.

                     CHART 13. 4Q FINANCIAL RESULTS - EBITDA

The temporary overstaffing in 4Q also impacted EBITDA which was $3.7M in the fourth quarter - down from $4.2M in the third quarter. Staffing has been brought into alignment as demonstrated by January's EBITDA of $2.3 million - which is 29.6% of revenues. I should point out that these 4Q results include certain accounting adjustments that Mike will detail.

Going forward our financial performance will continue to benefit from increased automation. Further, the Genesys merger offers potential efficiencies to be gained through increased scale. For example, we are currently negotiating with our long-distance suppliers to reduce our transport costs by an estimated $3M annually due to the combined companies traffic volumes.

                             CHART 14. VIALOG STORY

In closing, it was only a short eighteen months ago that we put into place a strategic plan that is now yielding powerful financial benefits, as evidenced by our January results -- 27% top-line growth, 60% gross margins and $2.3 million in EBITDA--a 30% EBITDA margin. We are strategically positioned with products that leverage automation and the power of the web. Our sales force is one of the largest and most aggressive B2B teams in the industry. Four operations centers consistently execute thousands of conference calls each day with customer focus and efficiency. Overall, today's Vialog is energized and well positioned to increase shareholder value.

I would now like to turn the call over to Mike Savage for the financial review.

                         CHART 15. REVENUE/EBITDA CHART

Mike Savage
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Thanks, Kim. I now would like to briefly take you through our financials for 4Q2000 and this past January.

FOURTH-QUARTER REVIEW

Our results were a record for the fourth quarter and January 2001.

Revenues reached $19.8 million in the fourth quarter, a record for any quarter in Vialog's history. They were up 11.8% from $17.7 million in the 1999 period. Call volume was up 39% over last year illustrating the rapid adoption of the lower-price-per minute - but higher margin - Ready-to-Meet product. Ready-to-Meet grew to 28.5% of our 4Q traffic and one-third of January's.

Kim mentioned that our gross margin and EBITDA numbers included certain accounting adjustments. Our gross margin for the quarter was 56% excluding $357,000 of additional telecom costs related to a change in prior estimates for telecom rate changes and other telecom charges.

As Kim discussed, the rapid growth in our Ready-to-Meet automated product caused overstaffing in our operations centers in 4Q which negatively impacted gross margin. This situation was identified early in the quarter and staffing levels are now properly aligned. In fact, our gross margin has increased to 60% in January 2001.

The temporary overstaffing in 4Q also impacted our EBITDA, as did an increase in the accounts receivable reserve. We decided to take a more conservative approach to our accounts receivable reserve and added $600,000. Our fourth quarter adjusted EBITDA was $3.7 million versus $3.2 million in the prior-year period. However, in January, 2001, our EBITDA was $2.3 million or 29.6% of revenues.

Net loss was $3.1 million, or $0.32 per share, compared with a net loss of $2.7 million, or $0.30 per share for the fourth quarter of 1999

                            CHART 16. NET CASH INCOME

>>We also want to focus on net cash flow, which eliminates the impact of all of these adjustments. We're defining net cash income as net income plus depreciation, goodwill amortization, non-cash interest charges and other non-cash charges. For the fourth quarter, net cash income was $198,000, or $0.02 per share. For January, 2001, net cash income was $1.3 million or $0.14 per share.

                        CHART 17. YEAR-TO-DATE FINANCIALS

YEAR-END REVIEW

2000 was a record year. Revenues increased to $77.6 million from $68.6 million in 1999. You may recall from prior conference calls, that revenue growth was negatively impacted by the loss of WorldCom and other accounts in 1999 due to merger activity in the industry. Gross margin was up 300 basis points to 55.8% from 52.8%. Reported EBITDA was $15.0 million in 2000 compared with $9.8 million in 1999.

Net loss narrowed to $9.4 million, or $0.97 per share, from a net loss of $12.1 million, or $1.53 per share.

That concludes the financial portion of our call and with that, I'd like to turn the call back over to Kim.



Kim Mayyasi
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                             CHART 18. VIALOG STORY

Thanks Mike. Just to summarize, we are very excited about our future here at Vialog. This management team has delivered on the commitments made in August 99's eight-point strategic plan: Our centers are consolidated; our operating cost structure is tremendously lower and margins are up 900 basis points over last year. Automation represents the next wave of profit improvements. And, by merging with Genesys we are creating a global leader in our industry. Now, before I open the call up for questions, I want to reiterate, as I have in prior calls, that this management team is committed to driving our growth strategy, expanding profit margins and maximizing shareholder value.

And with that, we will be happy to answer any questions that you may have.

                              CHART 21. QUESTIONS?

Operator
--------

Announces beginning of question-and-answer session.

(*We recommend that you identify yourself if you are switching back and forth between speakers to answer various questions.)

Operator
--------

Mr. Mayyasi, at this time there appears to be no further questions. I would like to turn the conference back over to you for any additional or closing comments.

Kim Mayyasi
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We'd like to thank everyone for participating. I look forward to speaking with you next quarter and reporting on our progress. Thank you.

(Vialog Group Communications Conference Call)
(Confirmation Number: 5031920)
(Date: March 5, 2001)
(Time: 11:00 a.m. EST)
(Header: Vialog)
(Host: Kim Mayyasi)
(Length of Call: 11:44)


OPERATOR: Thank you Mr. Mayyasi. If you have a question at this time, please press the one key on your touch-tone telephone.

Our first question is from Evan Stein (ph), of EOF (ph). Your question, please.

EVAN STEIN (ph), EOF (ph): Hey there, guys. A couple of questions. Could you comment -- you gave the January stats (ph). Could you comment on any trends, whether those type of strong trends were continuing in February?

KIM MAYYASI, VIALOG: Yeah. Evan, it's Kim. A couple of things I want to -- you have to be careful about when you extrapolate out, particularly month by month. The -- in February, we have two less business days than you typically have in a January. And our business, which is very much business-to-business focused, is entirely driven by number of business days, particularly when you look one month over the next month. So February, because it has two less business days, will have correspondingly, of course, a lesser -- a smaller revenue as result of less days from which to transact business. That, of course, lower revenue will flow through to a lower EBITDA number quite naturally.

STEIN (ph): Well, I was referring more to year over year as opposed to -- I realize that, you know, there's seasonality in the quarter ...

MAYYASI: Right, right. I will say it is and -- is that there is a fundamental shift in the business ready to meet an automation. And that automation is absolutely driving increased margins, as well as EBITDA and, by the way, even top line growth. So, I caution you on just taking a ruler and drawing a straight line outward. There is -- there has been a fundamental change in the dynamics and cost structure of this business thanks to automation. And that is one reason why we released these January numbers because we thought that was important to get out.

STEIN (ph):  OK.

MAYYASI:  Yeah.

STEIN (ph): Two other quick questions. On the accounts receivable, do you guys feel that that's pretty well -- you've got your arms around it now, that you'd taken a write off and feel pretty comfortable with where they are today?

UNIDENTIFIED COMPANY REPRESENTATIVE: Yes. We looked at, of course, at the end of every quarter, what the reserves should be. And we feel that, you know, the reserve is certainly adequate right now. We feel it's conservative. So, we're very comfortable with that level.

STEIN (ph): OK. And then lastly, I know, with Genesys, you really can't necessarily say too much. Can I just ask, if the stock price is not at whatever the bottom of the minimum was and Genesys -- and the deal was to be slightly restructured, meaning you would get a greater percentage of the pro forma company, could you just give me a feel for how -- I guess you'd have to -- you have to refile and just sort of, timing on if you needed to change some of the structural points in terms of time-wise and filings, how would that proceed?

UNIDENTIFIED COMPANY REPRESENTATIVE: Well, implicit in your question, Evan (ph) is if there was to be a renegotiated contract. And if there was to be a renegotiated contract, that would call for a recirculation of the proxy, which could take, you know, four to six weeks, based upon -- based upon our experience to date.

STEIN (ph): OK. And so, you're saying, if the terms in the sense of if they were to potentially offer greater shares, that would require an entire refiling. You couldn't necessarily do an amendment or something that take that time period?

UNIDENTIFIED COMPANY REPRESENTATIVE: Not necessarily. Depending on what the amendment could possibly contain within it, it is feasible. And we're talking hypotheticals here. But it is feasible that there could be an agreement that would not require a recirculation of a proxy.

STEIN (ph): OK. Great. OK. Thanks very much.

OPERATOR: Our next question is from Eric Forsiani (ph) is DM Knott (ph). Your question please.

ERIC FORSIANI (ph), DM KNOTT (ph): Yes. Hi. Can you hear me?

UNIDENTIFIED COMPANY REPRESENTATIVE:  Yes.

FORSIANI (ph): Yes. I was just following up on what Evan (ph) asked. The -- I understand, from reading this prospectus, that the -- there can be a termination of the merger agreement two days before the second -- the day of the special meeting, in which case, you know, the price, the exchange ratio would be automatically predetermined at a higher amount. Is that correct?

UNIDENTIFIED COMPANY REPRESENTATIVE: Well, let's just review that. Specifically, what I think would be best to do is when you talk about what happens, if Genesys' share price, during the pricing period remains below what right now, with current exchange rates, would be about 37 euros.

So, the first point to make in my -- to take into account is the pricing period when we talk about, you know, any of these scenarios extends 10 days prior to the second day prior to the shareholders meeting. So, you can thank -- prior to close -- so, you can think of it as being day minus two to day minus 12. And it is volume adjusted.

Now, in terms of the options, assuming that the implied share price of Genesys remains below that approximately 37-euro threshold, I would recommend that you take a look at pages 53 and 54 in the prospectus that specifically address that. And there's three options and only three options that are contained within the contract that talk to that particular scenario.

Scenario one is that Genesys could top up -- I should say options one is that Genesys could elect to top up to an effective price of $11.27 per share to Vialog shareholders. And they would do that by simply issuing more shares.

Option two, should Genesys elect not to do that, would be that Vialog, after consultation with the board, consultation with shareholders and other advisors, could walk away from the deal.

Option three is that Vialog could accept the implied price of our stock at that
26.6 percent ownership level.

So, those are the three options at that point in time, again, should the stock remain below this lower end of the price collar and that pricing period, I believe, begins this Monday.

FORSIANI (ph): All right. Could I have just one follow up? Can you give any sense of what Vialog is thinking, should it remain below that price?

UNIDENTIFIED COMPANY REPRESENTATIVE: No. No. At this time, you know, we are spending much of our effort focused on planning for the merger. We are in daily contact with our advisors in terms of running various valuation models. But, at this point, you're dealing with some large hypothetical scenarios. I'd just like to call out that Genesys' share price, from its low of three trading days ago, is up 40 percent. So, it's a fairly fluid environment and we're keeping a close eye on things.

FORSIANI (ph): OK. Thanks very much, (INAUDIBLE).

OPERATOR: Ladies and gentlemen, if there are any additional questions, please press the one key at this time.

Our next question is from Mike Brellof (ph), of Grace Brothers. Your question please.

MIKE BRELLOF (ph), GRACE BROTHERS: Hi. Does Genesys have -- do they have all their bank lines lined up to close the deal on the 23rd?

UNIDENTIFIED COMPANY REPRESENTATIVE: We understand from Genesys that they do have written commitments and everything is still on schedule for the first quarter closing. We're -- the target date is March 27th for the closing right now.

OPERATOR: Ladies and gentlemen, if there are any additional questions, please press one at this time.

We have a follow-up question from Evan Stein (ph), of EOF (ph). Your question, please.

STEIN (ph): (INAUDIBLE), could you give us a sense for cap ex in this upcoming year?

UNIDENTIFIED COMPANY REPRESENTATIVE: Yeah. We should be -- we should be at actually similar levels to 2000 because of some of the other, kind of, improvements in lease holds that we did in the year 2000. 2001, we look to not -- not to exceed what we did in 200.

STEIN (ph):  OK.  2000 was approximately ...

UNIDENTIFIED COMPANY REPRESENTATIVE: It was in the eight to nine -- eight to $9 million range.

STEIN (ph): OK. And then, one follow up on the -- on the Genesys. Does the Astound (ph) proposed acquisition of Astound (ph) in any way -- is there any, like cross provisions (ph) between the Vialog-Genesys deal getting done versus the Astound-Genesys (ph) deal getting done?

UNIDENTIFIED COMPANY REPRESENTATIVE: The -- Evan (ph), the definitive agreement that was circulated in the proxy/prospectus that you got has no reference at all to the Astound (ph) transaction. In fact, the -- as you may remember, the definitive agreement we reached with Genesys was well before the Astound (ph) transaction was contemplated.

STEIN (ph): Right. OK. Thanks.

OPERATOR: Our next question is from Dan Lance (ph), of Augusta Capital Management. Your question, please.

ANDY GARSHINE (ph), AUGUSTA CAPITAL MANAGEMENT: Hi. This is Andy Garshine (ph), Augusta Capital Management. Hi, Mike, how you doing?

MICHAEL SAVAGE, SENIOR VICE PRESIDENT AND CFO, VIALOG: Fine Andy (ph). How are you?

GARSHINE (ph): I'm fine. Will the Genesys ADSs be listed and available for trading the day -- or when the merger is consummated.

SAVAGE: Yes, that's right. The intent is that they would begin to trade simultaneous with the closing.

GARSHINE (ph): OK. Now that your company will be much larger, a much larger critical mass, will you be able to or have you been in contact with any street analyst to pick up coverage?

SAVAGE: Yes, we have begun conversations with several analysts who are interested in following the combined company. And we're working hard on that right now.

GARSHINE (ph): OK. Well, thank you very much.

SAVAGE:  Sure.

OPERATOR: Ladies and gentlemen, if there are any additional questions, please press the one key at this time.

Mr. Mayyasi, there are no additional questions.  Please continue.

MAYYASI: Well, I'd like to thank everyone for participating. And I certainly look forward to speaking with you next quarter, reporting on how things are progressing. Thank you.

OPERATOR: Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. Have a good day.

END